SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 5-26-04

PINNACLE WEST CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Arizona	1-8962	86-0512431

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

400 North Fifth Street, P.O. Box 53999, Phoenix, Arizona 85072-3999
(Address of principal executive offices)	(Zip Code)

(602) 250-1000

(Registrant’s telephone number, including area code)

NONE
(Former name or former address, if changed since last report)

Item 5. Other Events.

               Asset Purchase Agreement

               As previously reported, in December 2003, Arizona Public Service Company (“APS”) issued a request for proposals (“RFP”) for long-term power supply resources. See “Request for Proposals” in Note 3 of Notes to Condensed Consolidated Financial Statements in Pinnacle West Capital Corporation’s (the “Company”) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 (the “March 2004 10-Q”).

     On June 1, 2004, APS and PPL Sundance Energy, LLC (“PPL Sundance”), a wholly-owned subsidiary of PPL Corporation, entered into an asset purchase agreement by which APS agreed to purchase PPL Sundance’s 450 megawatt generating facility approximately 55 miles southeast of Phoenix, Arizona (the “Sundance Generating Station”). The Sundance Generating Station, which began commercial operation in July 2002, would provide peaking generation support for APS’ system and reduce APS’ growing needs for new generation resources.

     The purchase price for the Sundance Generating Station is $189.5 million. Subject to the receipt of approvals from various regulatory agencies, including the Arizona Corporation Commission (the “ACC”), the Federal Energy Regulatory Commission, the Department of Justice and the Federal Trade Commission, the transaction is expected to close in the first quarter of 2005. Either party may terminate the agreement if ACC approval is not obtained by December 31, 2004 or the transaction does not close by March 31, 2005.

     On June 1, 2004, APS and PPL Sundance filed a joint application with the ACC requesting approval of the transaction on or before December 31, 2004. APS also requested, among other things, that the Sundance Generating Station be included in APS’ rates in APS’ next rate case and that certain operating and capital costs be deferred until that time. APS is not requesting that the Sundance Generating Station be reflected in its current general rate case before the ACC.

     APS does not expect to enter into any additional transactions as a result of the RFP.

               General Rate Case

     On May 26, 2004, an ACC administrative law judge issued a procedural order extending the stay of the procedural schedule and discovery in APS’ general rate case until at least June 14, 2004, to allow the parties to continue to participate in settlement discussions. For additional information regarding the rate case, see “APS General Rate Case and Retail Rate Adjustment Mechanisms” in Note 3 of Notes to Condensed Consolidated Financial Statements in the March 2004 10-Q.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION (Registrant)
Dated: June 1, 2004	By:	/s/ Barbara M. Gomez
Barbara M. Gomez
Vice President and Treasurer

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